EXHIBIT 4.6

                            TOWER SEMICONDUCTOR LTD.
                           CEO SHARE OPTION PLAN 2005
                    (AS AMENDED EFFECTIVE AS OF MAY 17, 2006)

            A PLAN UNDER SECTION 102 OF THE INCOME TAX ORDINANCE AND
                THE UNITED STATES INTERNAL REVENUE CODE OF 1986

1.   NAME AND PURPOSE:

     1.1 This plan, as amended from time to time, shall be known as the Tower Semiconductor Ltd. CEO Share Option Plan 2005 (the "PLAN").

     1.2 The purpose and intent of the Plan is to provide incentives to the Chief Executive Officer ("CEO") of Tower Semiconductor Ltd. (the "COMPANY") who is also an officer of any of its wholly owned subsidiaries (each, a "SUBSIDIARY") by providing him/her with options ("OPTIONS") to purchase ordinary shares ("ORDINARY SHARES") of the Company, and was approved by the Company's Board of Directors (the "BOARD"). Options under this Plan may be granted either (i) pursuant to the provisions of Section 102 ("SECTION 102") of the Israeli Income Tax Ordinance (New Version), 1961 as amended from time to time, the Law Amending the Income Tax Ordinance (Number 132) 2002 (as amended, the "ORDINANCE") and the rules promulgated thereunder (the "RULES"); or (ii) pursuant to the United States Internal Revenue Code of 1986, as amended (the "CODE").

     1.3 The Plan shall become effective upon its approval by the Board (the "EFFECTIVE DATE"). The Plan has been amended in accordance with resolutions of the Board dated May 17, 2006 (the "AMENDMENT DATE")

2.   SCOPE:

     The total number of Options that may be granted under this Plan, including grants granted prior to the Amendment Date is 12,068,988 _, of which the total number of ISO (as defined below) Options that may be granted under this Plan is 662,862 Options and the total number of 102 Trustee Options (as defined below) that may be granted under this Plan is 11,406,126_ Options. Each Option shall be exercisable into one Ordinary Share of the Company (nominal value NIS 1.00 per share) (the "UNDERLYING SHARE").

3.   OPTIONS GRANTED UNDER SECTION 102:

     Options granted pursuant to Section 102(b) shall be either (a) capital gains track options under Section 102(b)(2), in which income resulting from the sale of Underlying Shares is taxed as capital gain ("102 CAPITAL GAINS TRACK OPTIONS"), or (b) ordinary income track options under Section 102(b)(1), in which income resulting from the sale of Underlying Shares is taxed as ordinary income ("102 ORDINARY INCOME TRACK OPTIONS"; together with 102 Capital Gains Track Options, "102 TRUSTEE OPTIONS"). Pursuant to the Company's election filed with the Israeli Income Tax Authorities to issue 102 Capital Gains Track Options under the Company's Employee Share Option Plan 2003/1, the Company may currently grant only 102 Capital Gains Track Options. The Company may change such election, following the approval of the Board, all in accordance with the provisions of Section 102(g) of the Ordinance.

4.   OPTIONS GRANTED UNDER THE CODE:

     Options granted to US residents who are employees of Tower Semiconductor USA, Inc. shall either qualify as Incentive Stock Options within the meaning of Section 422 of the Code ("ISOS"), or not qualify as ISOs and be classified as Non-qualified Stock Options ("NSOS") as designated in the Option Letter (as defined below). Options granted as ISO's shall comply with the requirements of Section 422 of the Code.

5.   ELIGIBLE GRANTEES:

     5.1. Options may be granted to the CEO of the Company and of any Subsidiary (collectively referred to as the "GRANTEE"). The grant of an Option to the Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company or any Subsidiary.

     5.2. Options designated as ISOs will be treated as NSOs if (i) a Grantee of ISOs at the Date of Grant (as defined in Section 6.2 below) owns shares representing more than 10% of the voting power of the Company or its parent or a Subsidiary, (ii) at the Date of Grant, the aggregate Fair Market Value (as defined in Section 8 below) of the shares underlying ISOs which first become exercisable during any calendar year exceeds $100,000 (taking such Options into account in the order in which they were granted), (iii) a disposition of Underlying Shares is made within two years from the Date of Grant of the Options or within one year from the exercise thereof, (iv) the Grantee was not an employee of the Company at all times during the period beginning on the Date of Grant and ending on the day 3 months before the date of exercise of such Grantee's Options, or (v) such Options fail to fully comply with any of the requirements for ISOs under the Code.

6.   OPTIONS:

     6.1. 102 Trustee Options may be granted from the later of (i) the Effective Date; or (ii) 30 (thirty) days from the filing of this Plan with the Israeli Income Tax Authorities in accordance with applicable law.

     6.2. Options granted under the Code may be granted from the Effective Date.

     6.3. Options may be granted until 10 (ten) years from the Effective Date.

     6.4. Options shall be granted by issuance of an Option letter to the Grantee stating, inter alia, the number of Underlying Shares, the dates when the Options may be exercised, the Option exercise price and such other terms and conditions at the discretion of the Board, provided that they are consistent with this Plan and with applicable law (the "OPTION LETTER"). The Option Letter shall also list the date of grant of the respective Options (the "DATE OF GRANT").

     6.5. The Options will not be listed in any stock exchange and are not transferable (except to the Grantee's legal heirs or estate).

     6.6. The Grantee shall have no right to vote or receive dividends (subject to Section 12.1) or any other rights of a shareholder prior to his/her exercise of the Options and until the issuance of the share certificate evidencing the Underlying Shares.

7.   VESTING AND EXERCISE OF OPTIONS:

     7.1. Options shall vest and become exercisable as set forth in the Option Letter.

     7.2. The consideration to be paid for the Underlying Shares, including the method of payment, shall be determined by the Company and may consist entirely of (1) cash, (2) check, or (3) cashless in the case of same day sale. The procedure for exercise of the Options shall be provided to each Grantee together with the Option Letter. The Company may change the procedures for exercise of the Options at its discretion, by giving notice thereof to the Grantee.

     7.3. If any Option has not been exercised within ten (10) years after the Date of Grant (or any shorter period set forth in the Option Letter), such Option shall immediately terminate and all of the Grantee's interests in and rights to such Option shall immediately expire.

8.   OPTIONS' EXERCISE PRICE:

The purchase price in $US of each share will be the closing sales price of the Company's shares as reported by NASDAQ or the principal national securities exchange upon which the Company's shares are listed or traded on the last market trading day (the "FAIR MARKET VALUE") prior to the initial date the Board approved the Option grant, unless otherwise determined by the Board and set forth in the Option Letter.

To avoid doubt: (a) Options designated as ISOs must be granted with an exercise price equal to the Fair Market Value of the Company's shares on the date of grant in order to qualify for ISO treatment under the Code and (b) ;Options designated as 102 Capital Gains Track Options whose exercise price is less than the "102 Fair Market Value", shall be subject to Section 102(b)(3) of the Ordinance.

"102 FAIR MARKET VALUE" shall mean with respect to 102 Capital Gains Track Options only, and for the sole purpose of determining tax liability pursuant to
Section 102(b)(3) of the Ordinance, the average value of the Company's shares on the thirty (30) trading days preceding the date of grant.

9.   TRUSTEE; REQUIRED HOLDING PERIODS:

     9.1. All Options and the Underlying Shares will be held in trust by David
          H. Schapiro Legal Services (the "TRUSTEE") (i) in accordance with
          Section 102 and the regulations, rules, orders and procedures promulgated thereunder with respect to Israeli residents; or (ii) pursuant to the Company's instructions and all applicable laws with respect to non-Israeli residents (all such Options shall be referred to as the "TRUSTEE OPTIONS").

     9.2. The 102 Trustee Options and the Underlying Shares shall be held by the Trustee for the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required (the "REQUIRED HOLDING PERIOD") and the Grantee shall not be entitled to sell or otherwise dispose of the Underlying Shares purchasable upon the exercise of such 102 Trustee Options during the Required Holding Period, unless permissible and in accordance with the Ordinance and the Rules.

     9.3. The Trustee and Grantee shall comply with the applicable laws and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

     9.4. In the event that the Company issues securities as bonus shares (ioeau aeaa) or performs a share split or a similar dissolution, such bonus shares or other similar rights on shares which derive from 102 Trustee Options shall be subject to the provisions of this Section 9 and the Required Holding Period for such bonus shares or other similar rights shall be measured from the commencement of the Required Holding Period for the 102 Trustee Options. All such bonus shares and/or other similar rights shall be held by the Trustee in accordance with Section 102 and the regulations, rules, orders and procedures promulgated thereunder with respect to Israeli residents.

     9.5. The Trustee shall not exercise the voting rights vested in the Underlying Shares, unless the Trustee believes, after consulting with the Company's Compensation and Options Committee and the Grantees who hold a majority of the issued Options, that said rights should be exercised for the protection of the Grantees as a minority among the Company's shareholders.

     9.6. The Company shall be entitled to replace the Trustee with another appointee from time to time and shall notify the Grantee of such replacement.

10.  RESERVED SHARES:

     10.1. The Company has reserved 12,068,988 authorized but unissued Ordinary Shares (nominal value NIS 1.00 per share) for purposes of the Plan, subject to adjustments as provided in Section 12 below. If any Options granted under the Plan terminate, expire or otherwise cease to exist, they shall no longer be available for grant under this Plan.

     10.2. The Company will maintain a sufficient quantity of Ordinary Shares, NIS 1.00 nominal value, in its registered capital and shall increase said quantity as appropriate to allow for the exercise of the Options under the Plan.

11.  TERMINATION OF EMPLOYMENT; TERMINATION OF RIGHT TO EXERCISE:

     11.1. Subject to the provisions of paragraph 11.2 and 11.3 hereof, unless determined otherwise by the Board, if a Grantee ceases to be employed by the Company for any reason, all of the Grantee's rights in respect of all Options that are vested and exercisable under the Plan on the date of termination shall terminate sixty (60) days from the date of termination. Options which are not vested and exercisable on the date of termination will become void and unexercisable as of such date, unless otherwise set forth in the Grantee's Option Letter.

     11.2. Notwithstanding paragraph 11.1, in the event the Company terminates the employment of a Grantee under circumstances that entitle the Company (1) to withhold severance pay, in whole or in part, pursuant to the provisions of the Severance Pay Law, 5723-1963, or (2) to terminate the Grantee for Cause as such term is defined in such Grantee's employment agreement, all of the Grantee's exercisable Options shall become void and unexercisable on the last day of the Grantee's employment, unless otherwise set forth in the Grantee's Option Letter.

     11.3. If a Grantee dies, becomes unable to continue to be employed by the Company due to incapacitation from an accident, illness or other cause approved by the Committee, or retires at the legal retirement age, all of the Grantee's exercisable Options as of such date can be exercised by the Grantee or the Grantee's estate or legal representative, as the case may be, within one (1) year after the Grantee's last day of employment with the Company. Thereafter, such Options shall become void and unexercisable. In the case of an ISO, if the Grantee's disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, such ISO shall be treated for tax purposes as an NSO as of three months and one day from the Grantee's last day of employment.

12.  ADJUSTMENTS:

     12.1. In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus shares (ioeau aeaa), each Grantee who has been granted Options as of such date shall, upon exercising his/her Options, be entitled to receive, for the purchase price payable upon such exercise, bonus shares at no additional cost, in an amount and of such class, as the Grantee would have received had he been the holder of the Underlying Shares at the time the Company issued such bonus shares. No fractional shares will be issued under this Section. The Company may aggregate and sell all fractional shares and will be entitled to the proceeds of the sale thereof.

     12.2. If securities of any kind are offered to the Company's shareholders by means of a rights offering, the exercise price of the Options will not be adjusted, however, the number of Underlying Shares will be increased to take into account the element of economic benefit of the rights issue ("i0eea aaeaa"), as is represented by the ratio between the price per share of the Company's Ordinary Shares on the effective date of the future rights offering and the base price per share of the Company's Ordinary Shares that is established by the Tel-Aviv Stock Exchange (the "TASE") on the following trading day. If the TASE does not establish a base price per share of the Company's Ordinary Shares, no adjustment in the number of Underlying Shares issuable upon exercise of the Options will be made with respect to such future rights offering.

     12.3. If the Company consolidates its Ordinary Shares, NIS 1.00 nominal value, into shares with a higher nominal value, or if it splits them into a larger number of shares having a lower nominal value, the number of Underlying Shares issued upon exercise of the Options will be adjusted as appropriate.

     12.4. In the event that the Company is a party to any agreement or arrangement in which the holders of the Company's ordinary shares are offered the opportunity to exchange their shares for the securities of any other corporation, such as a merger or reorganization (the "EXCHANGE TRANSACTION"), the Company will endeavor to cause such other corporation to issue such securities as those offered to the Company's ordinary shareholders to any Grantee who exercises his/her Options, as if said Grantee was the holder of the Underlying Shares on the determining date in connection with the Exchange Transaction.

     12.5. VOLUNTARY LIQUIDATION: In the event of a decision to voluntarily liquidate the Company, each Grantee will be (i) deemed to have exercised his/her vested and exercisable Options immediately prior to such decision; and (ii) entitled to payment equal to the amount that he/she would receive in liquidation if he/she were a holder of the Underlying Shares immediately prior to the decision to voluntarily liquidate less the exercise price.

     12.6. The Committee is authorized to implement all adjustments and execute the required calculations, pursuant to the principles in this Section 12.

13.  CONTINUATION OF EMPLOYMENT:

     Neither the Plan nor the Option Letter shall impose any obligation on the Company or any Subsidiary to continue employing any Grantee.

14.  APPLICATION OF FUNDS:

     The proceeds received by the Company from the sale of Underlying Shares will be used for general corporate purposes of the Company or any Subsidiary.

15.  TAX CONSEQUENCES:

     15.1. Any tax consequences arising from (i) the grant or exercise of any Option, (ii) the issuance of Underlying Shares and payment therefor,
          (iii) the sale, transfer or exchange of Underlying Shares, or (iv) any other event or act of the Company or the Grantee hereunder, and any commissions and other expenses related thereto, shall be borne solely by the Grantee. The Company, any of its Subsidiaries and/or the Trustee may withhold any taxes, expenses and commissions as required. The Grantee agrees to indemnify the Company, any of its Subsidiaries and/or the Trustee and hold them harmless from and against any and all liability for any such tax consequences, commissions, expenses or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

     15.2. The Grantee will confirm in writing that he/she (1) understands that the Options are granted pursuant to the Plan under Section 102 and the Code, as applicable, (2) is aware of the taxation track that applies thereto, and (3) undertakes not to exercise the Options prior to the end of the Required Holding Period, unless otherwise permitted.

16.  ADMINISTRATION:

     16.1. The Plan will be administered by the Board, taking into account the recommendations of the Committee.

     16.2. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

17.  AMENDMENT AND TERMINATION OF THE PLAN:

     Subject to applicable law, the Board may, at any time, terminate or amend the Plan in any respect.

18.  GOVERNING LAW:

     18.1. The Plan and all instruments issued hereunder in connection with Options granted pursuant to Section 102 shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

     18.2. The Plan and all instruments issued hereunder in connection with Options granted pursuant to the Code shall be governed by, and interpreted in accordance with, the laws of the State of California.